CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 12, 2016 on the financial statements of Chesapeake Fund, L.L.C. as of and for the years ended December 31, 2015 and December 31, 2014, respectively, on the Statement of Additional Information of Rational Dynamic Momentum Fund.

Hunt Valley, Maryland

October 14, 2016